Exhibit 10.75

January 26, 2026

Scott Johnston

Dear Scott,
I am very pleased to confirm our offer to you of employment with a start date to be February 17, 2026 (“Start Date”).
Your salary will be at the rate of $550,000 per year. You will be paid on a semi-monthly basis on the 15th and last day of each month via direct deposit in accordance with our regular payroll practices. This position is a Full-time and Exempt position. You will receive unlimited vacation.
You will be eligible for an annual short-term discretionary incentive (STI) payment (bonus). STI award amounts are based upon the financial performance of the Company as well as your individual performance. Your annual STI target is expected to be 130% of your base salary, and pro-rated based on your Start Date. Additionally, you must be actively employed on the date the bonus awards are paid (typically in February of the year following the bonus plan year and in no event later than March 15 of such year) in order to receive a bonus payout.
You will be recommended for a long-term incentive equity award in an annualized target amount of $2,735,000, which will be split evenly between restricted stock units and performance stock units. Your award will be prorated based on your Start Date. The restricted stock units are subject to a 3-year vesting period, with 1/3 vesting each year (based on a February 19 vesting schedule). The performance stock units vest following a 3-year performance period. Additional terms of the award will be provided at the time of the grant. Ongoing participation is not guaranteed, and awards are reviewed and approved by the Compensation and Human Capital Committee on an annual basis.

You will be recommended for a one-time long-term equity award in a target amount of USD $1,000,000, which will be split evenly between restricted stock units and performance stock units. The restricted stock units will vest three years from the award anniversary date. The performance stock units vest following a 3-year performance period. Additional terms of the award will be provided at the time of the grant. The award will be recommended for approval at the next available Compensation and Human Capital Committee meeting date following your Start Date with Cboe, typically quarterly.

In addition, you will receive a one-time cash sign-on bonus in the amount of $627,200, less applicable withholdings, to be paid within 30 days of your Start Date and return of this signed offer letter and the attached Sign-On Bonus Repayment Agreement. If you leave the Company, voluntarily or involuntary for cause, within 12 months of your Start Date, you will be required to repay the gross sign-on bonus to the Company in full (within 90 days of the date of separation). Refer to the full terms which are outlined in the attached Sign-On Bonus Repayment Agreement. If you do not, within 90 days of your separation date, tender repayment, the Company may seek a court order against you for such repayment.

On your Start Date, you are expected to be eligible to participate in the medical, dental and vision plans offered under Cboe’s benefits program. You will also be eligible to participate in Cboe's SMART (401(k)) Plan upon your Start Date. Information on these and other plans for which you are or may become eligible will be provided to you during New Hire Orientation. The attached Benefit Highlights provides an overview of all other current benefit programs. Additional information regarding these and other plans for which you are or may become eligible will be reviewed during New Hire Orientation.
Employment with Cboe is contingent upon verification of work eligibility and your review and acknowledgement of the Cboe U.S. Handbook for employees and the associate policy for privacy of information. To comply with current immigration law, we must verify your authorization to work in the United States. Please bring acceptable documentation with you on your first day of work. A social security card and a current driver's license or state I.D., or a U.S. Passport, are some of the acceptable documents to satisfy this requirement. This offer of employment is also contingent upon Cboe obtaining verification, to the sole satisfaction of Cboe, of information regarding your previous employment, education and references. Additionally, Cboe requires that all employees are fingerprinted prior to hire, and this offer is contingent upon the successful completion of fingerprint results and the results of a background check being satisfactory to Cboe in its sole discretion. Immediately upon accepting this offer, the fingerprinting and background check process should be initiated.

Your acceptance of this offer and your employment with Cboe must not violate any agreement, obligation, or restriction (including but not limited to non-compete, non-solicitation, or confidentiality agreements) you may have with any current or former employer or other third party. You agree to provide Cboe with a copy of any such agreement upon request. If you are subject to any restrictive covenants that you believe might possibly be violated by your acceptance of this offer and your employment with Cboe, you must disclose them to Cboe prior to your Start Date. Cboe expects all employees to comply with any continuing obligations to former employers and will not require or permit you to use, disclose, or induce Cboe to use any confidential or proprietary information or trade secrets belonging to any former employer or third party. Your employment with Cboe is contingent upon your ability to perform your job duties without breaching any such obligations.

We are looking forward to having you join us and hope you will find Cboe to be an exciting, challenging, and rewarding place to build your career. Please note that this letter is solely informational in nature and is not to be construed as an employment contract. Your status with Cboe will be as an employee at will and either you or Cboe may end your employment at any time with or without reason or notice.
Sincerely,

/s/ Craig S. Donohue

Craig Donohue

***

By signing below, the undersigned accepts the offer of employment as outlined above.

Signature: _/s/ Scott Johnston___________

Printed Name: _Scott Johnston___________

Date: __January 26, 2025_______________

ATTACHMENT

Re:     Sign-On Bonus Repayment Agreement (this “Agreement”)

To Whom It May Concern at Cboe Services Company:

Reference is made to the sign-on bonus payable to me pursuant to the offer letter dated January 26, 2026 in connection with the commencement of my employment with Cboe Services Company (the “Company”). I understand that upon completion of twelve (12) months of employment with the Company (the “Retention Period”), I will earn a one-time bonus in the amount of $627,200 (the “Sign-On Bonus”), less applicable tax withholdings. In exchange for the Company’s agreement to advance the Sign-On Bonus to me within thirty (30) days following the commencement of my employment, and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, I hereby understand and agree as follows:

1.    The Sign-On Bonus will be earned by me only if I remain continuously employed with the Company through the Retention Period. The payment of the Sign-On Bonus to me prior to the completion of the Retention Period is an advance that will be subject to repayment as described below. I must be employed by the Company on the day the Sign-On Bonus is paid in order to receive it.

2.    If I resign from my employment with the Company, or if the Company terminates my employment due to “cause”, as defined in the Cboe Global Markets, Inc. Amended and Restated Executive Severance Plan, at any time during the Retention Period, I will repay the gross amount of the Sign-On Bonus advanced to me by the Company.

3.    I will repay any amount due from me under this Agreement within ninety (90) days following the termination of my employment with the Company. The Company may (without limitation of the Company’s rights to other remedies or methods of recovery permitted by law) offset against any amounts owed by the Company to me to the extent permitted by applicable law. The acceptance by the Company of partial or delinquent payments, or the failure of the Company to exercise any rights under this Agreement, shall not waive any of my obligations or the rights of the Company, modify this Agreement, or waive any other similar breach of this Agreement by me.

4.    I will not be required to repay any portion of the Sign-On Bonus advanced to me if I remain employed with the Company for the full Retention Period or if the Company terminates my employment for reasons other than for “cause”, except as may be required pursuant to any Company compensation recovery policies, including (i) the Company’s Executive Officer Incentive Compensation Clawback Policy (as amended from time to time, or any successor policy), (ii) the Company’s Supplemental Discretionary Clawback Policy (as amended from time to time, or any successor policy), (iii) any recoupment, clawback or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements), or (iv) as may be adopted by the Company to help facilitate the Corporation’s objectives, including, without limitation, related to eliminating or reducing fraud, misconduct, wrongdoing, or violations of law by an employee or similar considerations and, in each case, as may be amended from time to time (the “Policies”) with the provisions contained in such Policies deemed incorporated into this Agreement without my additional or separate consent.

5.    I am solely responsible for any tax consequences arising out of or relating to the receipt and/or repayment of the Sign-On Bonus advanced to me.

6.    This Agreement does not constitute, and may not be construed as, a commitment by the Company to employ me for any specific duration. My employment with the Company will be at will, which means that I may leave the Company, or the Company may terminate my employment, for any reason, at any time.

7.    I have not relied on any representations or statements, whether oral or written, regarding the repayment of the Sign-On Bonus advanced to me hereunder, other than as contained in this Agreement.

8.    This Agreement represents my entire understanding with the Company, and supersedes all prior oral or written agreements or understandings, with respect to the advancement and repayment of the Sign-On Bonus. It may be changed only by a written agreement signed by me and the Company.

9.    I may not assign any of my rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which my employment relates.

10.    This Agreement is governed by the laws of the State of Illinois, without regard to the principles of conflicts of law.

11.    I acknowledge that I have had a reasonable amount of time in which to read and consider the terms of this Agreement prior to signing it.

Sincerely,

/s/ Scott Johnston
Scott Johnston

Date: 1/26/2026

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